Exhibit 99.1


Monotype Imaging Holdings Inc. (TYPE) Q1 2008 Earnings Call

May 12, 2008 5:00 pm ET

Management

Mary Norton - Director of IR

Douglas Shaw - President & CEO

Jacqueline Arthur - Senior VP & CFO

Participants

Sterling Auty - JP Morgan

Kirk Materne - Banc of America



Operator

Greetings ladies and gentlemen and welcome to Monotype Imaging's first quarter 2008 conference call. There will be an opportunity for questions and comments after the prepared remarks. At that time, if you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will confirm that your line is in the question queue. You may press star two to remove your questions from the queue. At this time for opening remarks and introductions, I would like to turn the call over to Ms. Mary Norton. Thank you, you may go ahead.

Mary Norton

Thank you and good afternoon everyone. Thank you for joining us for our first quarter conference call. My name is Mary Norton and I recently joined Monotype Imaging as the Director of Investor Relations. I'm very excited to be here and I'm looking forward to meeting all of you in the not too distant future and to working with you. On the call with me today are President and Chief Executive Officer, Doug Shaw and Senior Vice President and Chief Financial Officer, Jacquie Arthur.

Before we begin I'd like to remind everyone that matters we are discussing this afternoon and the information contained in the press release issued by the company today announcing our first quarter financial results that are not historical facts are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements including predictions, estimates, expectations, and other forward-looking statements generally identifiable by the use of the words believes, will, expects, anticipates, or similar expressions are subject to risks and uncertainties that could cause actual results to differ materially.


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Accordingly participants in today's call are cautioned not to place undue reliance on these forward-looking statements which reflect management's opinions only as of this date, May 12, 2008. Information on the potential factors and detailed risks that could affect the company's actual results of operations is included in the company's filings with the SEC. The company undertakes no obligation to revise or publically release the results of any revision to the forward-looking statements made in the first quarter press release or on this afternoon's conference call other than through filings that will be made with the SEC concerning this reporting period.

In addition, I'd like to remind you that today's discussion will include references to adjusted EBITDA. We define adjusted EBITDA as earnings before net interest expense, income taxes, depreciation and amortization and stock-based compensation. Adjusted EBITDA is a non-GAAP financial measure and is intended to serve as a complement to results provided in accordance with generally accepted accounting principals and it is consistent with the definition we use with our lenders.

And now I'd like to turn the call over to Doug Shaw for our quarterly review. Doug?

Douglas Shaw

Good afternoon everyone. Thank you for joining us today. I would like to start off with a brief review of our first quarter performance before turning the call over the Jacquie for a closer look at the financials. At the end of our prepared remarks we will be happy to answer your questions.

The first quarter was one of significant achievement for Monotype Imaging. We met our financial goals, drove key operational initiatives and continued to execute on our growth strategy. With revenue of $27.3 million and adjusted EBITDA of approximately $13 million we remain on track to achieve our objectives for 2008.

First let's take a look at our financial performance. We enjoyed continued revenue growth in the quarter, driven by strong performance in our creative professional business which posted revenue growth in excess of 13% compared to the first quarter of last year. Our OEM revenue grew 3% quarter-over-quarter reflecting contractual timing of some payments. On a sequential quarter basis we saw a moderate decrease in our OEM revenue from our record-setting fourth quarter as anticipated.

Total revenue for the quarter grew $1.6 million or 6% which was in line with our expectations. The underlying forces behind this growth were improved e-commerce sales, growth in fonts for corporate branding, multi user licenses, and increased penetration in our OEM consumer electronic devices.

Our creative professional performance in Q1 is a result of expanding font licensing through diverse approaches, namely direct sales, custom font projects, and online sales. We also see diversification of revenue streams as an important theme in our OEM business. We believe that growth will be driven by the role we play in an expanding array of consumer devices.

Over the past few months we made some important additions to the roster of companies taking advantage of our scalable fonts and font technologies. On Wednesday of last week we announced that Garmin has licensed our iType font engine for a range of automotive navigational devices. Last month we announced that OpenTV has licensed our font scaling plug-in along with fonts and our multi-lingual text layout engine for a set-top box solution. And in Q1 we announced that Verizon Wireless has licensed an eight-font typeface family for developing user interfaces for Verizon Wireless phones.


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Each of these companies, Garmin, OpenTV and Verizon Wireless, represents a different device category yet they all share a common requirement: to enable devices to display text using high-quality scalable fonts. Our solutions are designed to fulfill this requirement. Yet they also meet technical objectives that are often specific to the device.

During Q1 we enhanced our iType and WorldType layout engine. New features cover a broad range of capabilities that aim to reduce memory requirements and accelerate time to market. Our latest release of iType expands the ability to select features according to device requirements allowing OEMs to reduce code size and storage. Examples of selectable features include our patent pending SmartHint technology which enables the clear display of East Asian text and Fonts-in-a-Box, which ensures which every character displays fully and predictably on cell phone screens.

We also added features to iType that allow cell phone developers to comply with evolving industry specifications that mandate support for scalable type. We actively participate in standards organizations including the ISO MPEG Committee, as well as the Java Community Process, the Open Mobile Alliance and the Khronos Group. We work within these organizations to help shape industry standards when it comes to fonts. We believe that these and other industry consortiums play a key role to enable rich content and application development using scalable type.

In Q1 we also released new multilingual fonts for OEMs. These fonts have been engineered to help remove time-to-market barriers that have slowed the adoption of scalable stylistic fonts, particularly for the East Asian markets. The main inhibitor has been memory handling to store a large number of characters. A simplified Chinese TrueType font for example can include more than 28,000 characters and be 10 MB in file size. Our new compact version of that same font brings the size down to less than 2 MB, requiring significantly less memory while maintaining the nuances of the typeface design.

During the first quarter we also introduced a suite of fonts for OEMs under our WorldType brand. These fonts cover various world scripts and are complementary in design. Developers can select any number of fonts for different languages and be assured that the fonts will work in harmony with each other.

In summary, I'd like to stress that our recent OEM achievements demonstrate our commitment to evolve text solutions for a wide range of devices and worldwide markets. Our new relationships with Garmin, OpenTV and Verizon Wireless underscore the importance of scalable fonts in ensuring high quality user experiences.

Turning to our creative professional business, if you haven't been to Fonts.com lately, you should take a look. We have integrated several changes highlighted by a brand new look and feel as well as usability and performance enhancements. Visitors can easily scroll through font categories from the home page which also provide larger, more detailed showing of future typefaces. Among new functions, we've added the ability to receive automatic updates when new fonts or content are added to the site. You can see what's new and then jump right to the page. Overall performance has been improved to make shopping for fonts quick, easy and fun.


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The new Fonts.com also features localized versions of the site in French,
Spanish and German. Visitors can now shop using their preferred language and currency. These enhancements allow us to cater to a customer base that is becoming more internationally diverse. We launched the new site just a few weeks ago and we've already seen a positive financial impact.

As e-commerce continues to be an integral part of our success going forward, these web enhancements will enable us to meet the needs of a wider customer base.

Earlier this year we were recognized at a Typeface Design competition held annually by the Type Directors Club of New York City. This achievement calls attention to one of our fundamental commitments: to bring exceptionally designed type to the world markets.

Two of our non-Latin fonts received distinction at the competition. One of them is an Ethiopic design that has been optimized for high quality display on consumer electronic devices. The other is an Arabic font from Linotype which was co-designed by Hermann Zapf. Over the years he has designed several fonts for Linotype including Zapf Chancery and Zapf Dingbats, familiar names from the day we first saw them integrated in Apple LaserWriter Plus, one of the earliest laser printers available to the mass market.

Recently at Monotype Imaging we've undergone some organizational changes designed to better align our resources to our growth strategy and to strengthen our market leadership to improve speed to market, improve customer support and increase focus on future technologies..

We formed a new customer support group that combines all pre- and post-sales functions under single leadership. While our previous structure had been effective, this new team positions us to be even more flexible and responsive to meet the full range of customer needs, from gathering requirements to deploying solutions quickly and efficiently.

We also integrated our U.S. engineering organizations creating a centralized team of engineers, font technicians and language experts that is focused on developing new state-of-the-art technologies. Finally, we created the role of Chief Technologist who will focus on targeting future technology opportunities. These will include managing our participation in standards organizations, working with our business groups to help identify potential new markets and performing technical assessments of acquisition candidates.

The realignment of resources will allow us to be more responsive to our customers and to accelerate product development with existing headcount. It will move a fair number of customer support resources out of R&D and into sales and marketing. Jacquie will talk more about the financial impact of that in just a minute.

In summary, we are pleased with our first quarter performance. I believe our achievements year-to-date combined with our improved focus on customer responsiveness and satisfaction position us well for continued success. As we look ahead we remain on track to achieve our objectives for the full-year and beyond. Our addressable markets are quite significant, both in terms of OEM customers consumer devices and the creative professional markets we have targeted. Finally, we believe our new organizational structure gives us the agility to respond to the changing needs of these dynamic markets.

And with that I will turn the call over the Jacquie Arthur to review the financials.


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Jacqueline Arthur

Thank you Doug and good afternoon everyone. I would like to start by reviewing Monotype Imaging's first-quarter performance and then I will discuss the outlook for the full year.

To reiterate Doug's comments, the first quarter of this year was successful on all fronts; strategic, operational and financial. Revenue in the first quarter increased approximately $1.6 million or more than 6% quarter-over-quarter to $27.3 million. This compared to total revenue of $25.7 million reported in the first quarter of last year. This increase was driven by several factors. First, OEM revenue increased $500,000 or approximately 3% quarter-over-quarter. This increase came from our ongoing leadership position with laser printer manufacturers, combined with an increasing presence in other consumer electronic devices.

Our OEM revenue in the first quarter of last year was unusually strong due to the timing of payments from certain large customers, so we were pleased that we beat that number. Also, we have a number of customers who only pay us in the second, third or fourth quarter. These customers represent approximately $5 million to $7 million in OEM revenue annually.

Our creative professional revenue continued double-digit growth increasing $1.1 million or 13% from the first quarter of last year. We continued to benefit from increased sales from our e-commerce site and increased presence in key industry verticals such as corporate branding and creative design services, and continued synergies from our acquisitions of Linotype and China Type Design.

Cost of revenue, including amortization of acquired technology, was 13% of sales in the first quarter of this year, or $3.6 million. While our cost of revenue as a percentage of sales was lower than the 14% we reported in the first quarter of last year, it was higher than our year-end run rate. This was primarily due to product mix, as we received a higher percentage of our revenue from third party fonts and lower margin custom work in the creative professional group.

Operating expenses for the quarter totaled $16.7 million up $2.8 million quarter-over-quarter. This increase was driven primarily by higher stock-based compensation expenses and the costs associated with being a public company. We also incurred higher than anticipated legal and accounting costs of approximately $500,000 associated with preparation for an offering of our securities. These expenses are included in the $5.2 million reported for general and administrative expenses.

These higher operating expenses, coupled with the traditionally lower first quarter OEM revenue, resulted in a $1.1 million quarter-over-quarter decline in operating income. However, this is not a trend we expect to continue throughout the year. Our operating costs are relatively consistent, excluding the legal and accounting expenses I noted previously, but our quarterly revenue fluctuates due to the timing of contractual payments and seasonality, with the first quarter being our lightest.

Below operating income, other expenses declined approximately $4.9 million quarter-over-quarter. This was driven by lower interest expense resulting from the elimination of our Second Lien Credit Facility following our IPO in July of last year, and lower interest rates, as well as the benefit of foreign exchange gains, primarily on an inter-company loan. Our effective tax rate was 46% in the first quarter of this year. While this is slightly lower than the 48% effective tax rate reported for the first quarter of last year, it is higher than we anticipated, partly because the legal and accounting expenses I mentioned earlier are not tax deductible and also because of the impact of stock-based compensation.


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For full-year 2007 we benefited from the impact of the reduction in German tax rates on our deferred taxes. We also benefited from R&D credits, which are currently suspended. As a result, we expect our effective tax rate for the year to be higher than last year. As you know, our actual cash taxes are lower than our GAAP taxes due to our ability to amortize additional goodwill and intangibles for tax purposes. For the full-year we expect that this will result in an offset of approximately $4 million to our GAAP taxes.

Net income for the quarter increased approximately $2.1 million to $3.7 million compared to $1.6 million in the first quarter of last year. This was primarily driven by revenue growth, lower interest expense and foreign exchange gains on our inter-company loan, which offset higher operating expenses and a higher effective tax rate.

On a per-share basis, we generated positive earnings of $0.10 per diluted share in the first quarter of 2008 compared with a loss per diluted share of $4.35 in the first quarter of 2007. The 2007 loss was after a $13.7 million reduction to net income available to common shareholders for the accretion of convertible redeemable preferred stock. The convertible redeemable preferred stock was fully converted and redeemed in conjunction with the IPO last July and we will not see this charge going forward.

Non-GAAP adjusted EBITDA in the first quarter of this year increased $1.4 million, or 12% quarter-over-quarter, to $13 million. As I have noted, net income, and non-GAAP adjusted EBITDA included some unusual items in the first quarter of this year. First, there were legal and accounting expense associated with the preparation for an offering of our securities. These fees and expenses drove general and administrative expenses higher, and as they were not tax-deductible, they resulted in a higher than anticipated GAAP tax rate. We also had foreign exchange gains of $1.3 million after tax, primarily on our inter-company loan. Excluding the impact of these items net income for the quarter was $2.8 million, diluted earnings per share was $0.08 and non-GAAP adjusted EBITDA was $11.2 million.

Last week we entered into a long-term currency swap to reduce the foreign exchange volatility we have experienced. As the dollar appreciated against the euro this quarter, the swap will result in a foreign currency loss of approximately $0.5 million after-tax this quarter.

Moving on to the balance sheet, cash and cash equivalents at March 31, 2008 stood at $27.8 million compared with $19.6 million at December 31, 2007. Total debt outstanding at the end of our first quarter was $128.1 million compared to $131.4 million at the end of last year.

Shortly after the end of the quarter, in addition to our regularly scheduled monthly debt payment of $1.2 million, we paid $6.8 million against our first lien credit facility in accordance with the claw back clause in that agreement. Approximately half of this payment will offset future monthly payments, reducing our next 12 monthly payments to approximately $900,000 per month.

Those are the key financial highlights of our first quarter. Now I would like to turn our attention to the outlook for our full year.


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As Doug said we met our expectations for the first quarter of the year. Based upon these results and our current outlook, we remain confident that we will deliver results in line with the full-year guidance for revenue and adjusted EBITDA that we provided in February. The increase in our effective tax rate will reduce our estimate for GAAP EPS.

We continue to expect revenue in the range of $112 million to $116 million for the year ending December 31, 2008. We also continue to expect our non-GAAP adjusted EBITDA to be in the range of $49 million to $52 million. Including the impact that the legal and accounting expenses I discussed previously will have on our operating expenses, and a higher effective tax rate, we expect to report GAAP diluted earnings per share in the range of $0.38 to $0.43 assuming a fully diluted average share count of 36 million shares.

We believe that the overall effective tax rate for this year will be approximately 45%, although we expect tax rates to fluctuate quarterly. As I mentioned earlier, we expect our cash taxes to be approximately $4 million lower than our GAAP taxes due to our ability to amortize additional goodwill and intangibles for tax purposes. As I said on the last call, we look at our business from an annual perspective and therefore we do not provide quarterly guidance. However, because of the way we recognize revenue in our OEM contracts, and some summer seasonality in our creative professional business, we can expect variations from quarter-to-quarter.

Cost of revenue as percentage of sales also varies, dependent upon the product mix. Revenue generated by our creative professional group can have higher costs due to more custom work and the use of more third party IP. Our overall operating expenses are relatively constant throughout the year. However, as Doug mentioned, we have recently realigned the organization to be even more flexible and responsive in bringing products to market and in servicing our customers. While this realignment will not change our overall operating expenses for the year, it will impact how we capture and report some of those expenses.

Specifically, we expect to see approximately $300,000 to $400,000 per quarter shift from research and development to sales and marketing starting in the second quarter.

Our debt has declined significantly since our IPO last July and interest expense is declining due to the combination of lower debt balances and declining interest rates.

To summarize, we are pleased with the underlying strength of the business. Our continued strategic operational and financial successes demonstrate our ability to drive value for our shareholders. Thank you, now Doug and I will be happy to answer your questions.


Question-and-Answer Session

Operator

Thank you. Ladies and gentlemen, we will now be conducting a question and answer session. If you would like to ask please press star one on your telephone keypad. A confirmation tone will indicate your line is in the queue. You may press star two if you would like to remove your question from the queue. For participants using speakerphone equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Your first question comes from the line of Sterling Auty - JP Morgan


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Sterling Auty - JP Morgan

Yeah thanks, hi guys. I was wondering if you could just describe how the relationship on some of the newer contracts will actually work so specifically let's start with Verizon, is it similar to your other OEM agreements in terms of is it unit-based, volume-based, as well as what was the - Verizon specifically was this geared towards their opening up their network a bit to allow other people to develop devices for it? Was it kind of putting in part of their application development kit type of implementation here?

Douglas Shaw

It's a little different. Verizon is a bit of an anomaly. I can also talk to Garmin and OpenTV which is more of the example you stated. On the Verizon side, what we did is we did a custom typeface design of eight typefaces working with Verizon's outside UI experts. Eight separate typefaces and Verizon has in turn gone back to the handset manufacturers. So the actual vendors, companies like Samsung and so on that actually make the mobile phone and recommended to them that they use these scalable fonts. Now Verizon actually can supply those fonts to their suppliers. Where we have an opportunity to make incremental revenue is then to license our iType scalable engine to these manufacturers as well as additional fonts.

Now on the Garmin and OpenTV side, that's exactly our typical model. Its ongoing royalties both agreements - our initial agreements were in some pointed products and we hope over time the number of products will increase.

Sterling Auty - JP Morgan

And when would you expect the actual technology to be in devices in the market where royalties will be generated, is there a sense to that?

Douglas Shaw

I know what their product plans are but and I don't want to speak for them. We're forecasting ourselves for nominal revenue frankly for both of those customers this year. We should see nice revenues in the outgoing years. But a lot depends upon how they implement.

Operator

Your next question comes from the line of Kirk Materne - Banc of America

Kirk Materne - Banc of America

Hi Doug, this is actually Ari in place for Kirk. From a regional perspective, can you talk about where you're seeing the strongest growth and whether or not you're seeing any weakness in any region?

Douglas Shaw

Do you have a feel for that Jacquie?


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Jacqueline Arthur

Well we do disclose regional numbers in the Q as you know Ari, but the revenue is coming from our foreign subsidiaries so you'll see an increase for example in Asia but many of the customers that we have in Asia are sending their products back here to the U.S. and also to Europe. And it's very hard for us to track exactly where the revenue growth is coming from. At the moment, our true Asian revenue is really quite low and we know that because of the printers that pay the additional royalties for Asian script so there's relatively little of that. So I would say that the growth is coming from the US and Europe.

Douglas Shaw

The royalty reports we get from our printer partners as well as mobile phone or cell phone customers don't segment it by where it goes, they segment it by model. So frankly we're happy with the ship-through and we don't really know if the US is having a bit of a decline and Europe is up. We just know the total number is basically I'm playing with what they expected.

Ari - Banc of America

Ok -and then in terms of - in light of your agreement with Garmin and Verizon can you just talk about some of the opportunities in the OEM segment outside of mobile and printer? What would be the largest, maybe you could just expand on that a little bit?

Douglas Shaw

Outside of mobile and printer, what are the largest, well I know where we're getting our largest today outside of those two markets. We've had some really nice wins of late on the digital camera side. These are high-end digital cameras where you take a picture and then attach an email using our type and then send it off to another digital camera or to someone's PC. Navigational devices - its just our first major one is Garmin but we're working with others that we haven't announced yet so that appears to be a really nice potential bounce for us. We're working with - we announced last conference call that we're working with Microsoft on the embedded CE environment. We're talking to a lot of people about that environment. That could be a nice pop for us. So frankly our strategy is really try to get as many placements as possible. Try to get them to be per unit royalties and then hope deployment happens. And if you have enough of those seeds out there, one or two of them pop, we're doing well.

Operator

We do have a follow-up from the line of Sterling Auty - JP Morgan

Sterling Auty - JP Morgan

I'm back for a couple more. On the idea that it takes awhile for the OEMs to design in the product and then get to market are you at the point where you're actually seeing any of the OEM partners that may be signed up in the last three to five quarters actually now in the marketplace with new units that haven't been there before?

Douglas Shaw


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Yes, the digital camera customer that I talked about shipped meager units a year ago and now has turned into one of our top 10 accounts. They're on the edge of a top-ten account.

Jacqueline Arthur

They're on the edge of a top-ten account.

Douglas Shaw

It really is up to the OEM. A fair amount of them will pick one specific problem to solve and then the other product manager will say, hey I like that solution I'll use it in my model. But every now and then what you get and this is what happened in this one account, is they decided to make it core to their OS and went right across their -

Jacqueline Arthur

I hate to correct my boss, but let's call it a top ten account excluding the printer customers.

Sterling Auty - JP Morgan

And then Jacquie if I heard correct the FX impact in the quarter was it all inter-company loan or was there any revenue or expense impact from FX?

Jacqueline Arthur

There were other impacts but they were really minor. The inter-company loan was the biggest impact. We don't have a huge amount of foreign exchange exposure because a lot of our contracts are dollar denominated but many of our Japanese customers have the right to pay us in yen and if they elect to do that we have typically a few weeks that we cover in the forward market and we can hedge that pretty well but its not always perfect. We have some sterling and euro and other currency denominated revenues in Europe but if you add all of those pieces together its really small compared with what's been going on on the inter-company loan and we've been looking for a good way to hedge those for a little while. We didn't like to see the volatility coming through with the movements in the dollar and euro being so extreme recently. What we have done is a very good hedge. It won't be a perfect hedge with the new rules on fair value accounting, 157, but we think it will be very good.

Sterling Auty - JP Morgan

Last question for you Doug, you talked about some of the work on Fonts.com, have you also changed any of the marketing around it to drive additional traffic?

Douglas Shaw

That's a good question. We've spent an awful lot of time, Chris Roberts actually heads up this group, and Chris has spent a lot of time doing analytics of key search words and will we get optimum return for the dollars we spend? Google, no surprise there, is our major search engine and we are continually tweaking our key words. We tweak it on a daily basis. It's different on the weekends then it is in the middle of the night and it's a never-ending process and we not only do it for Fonts.com but also for linotype.com, ITC.com and monotype.com. It has proved to be a really good mechanism to maximize our ROI. But it's a never-ending; it's a moving target so we continually tweak it.


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Operator

Thank you. At this time we have reached the end of the Q&A session. I will now turn the conference back to Mr. Doug Shaw for any closing or additional remarks.

Douglas Shaw

Ok. So let me briefly summarize our call today. Monotype Imaging had a solid and productive first quarter, with a number of key strategic successes. Our outlook for the year remains positive and we are poised to act on opportunities we see for new growth and continued success. On behalf of everyone here at Monotype Imaging, I would like to thank you all for joining us today. Thanks a lot and have a good day.

Operator

Thank you, this concludes today's conference call. Thank you for joining us today.


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